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                                                                    EXHIBIT 15.1


{D&T LETTERHEAD, DALLAS, TEXAS}

July 11, 2002

Fleming Companies, Inc.
1945 Lakepointe Drive
Lewisville, Texas 75057-6424

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Fleming Companies, Inc. and subsidiaries for the period ended April 20, 2002, as indicated in our report dated May 7, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended April 20, 2002, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP